EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
2007 FISCAL YEAR AND FOURTH QUARTER

BOISE, Idaho, October 2, 2007 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its 2007 fiscal year and fourth quarter, which ended August 30, 2007. For the fourth quarter of fiscal 2007, the company incurred a net loss of $158 million, or $0.21 per diluted share, on net sales of $1.4 billion, which compares to a net loss of $225 million, or $0.29 per diluted share, on net sales of $1.3 billion for the third quarter. For the 2007 fiscal year, the company incurred a net loss of $320 million, or $0.42 per diluted share, on net sales of $5.7 billion, which compares to net income of $408 million, or $0.57 per diluted share, on net sales of $5.3 billion for the prior fiscal year.

The company’s fourth quarter and fiscal year 2007 results were heavily influenced by industry supply/demand dynamics that depressed average selling prices for memory products. The company’s net sales for the fourth quarter of fiscal 2007 increased 11 percent compared to the third quarter primarily as a result of higher megabit sales of memory products. Compared to the prior quarter, fourth quarter megabit sales increased approximately 25 percent and 60 percent for DRAM and NAND Flash memory products, respectively, while average selling prices for both DRAM and NAND Flash memory products decreased approximately 15 percent. Sales of NAND Flash include sales from the company’s consolidated NAND Flash manufacturing joint venture (“IM Flash”) to the company’s joint venture partner at long-term negotiated prices approximating cost. The results for the fourth quarter include a charge of $20 million to write down the carrying value of work in process and finished goods inventories of memory products to their estimated fair market values.

Sales of CMOS image sensors in the fourth quarter of fiscal 2007 increased approximately five percent compared to the third quarter primarily as a result of higher average selling prices reflecting the company’s shift in mix to higher megapixel products.

The company’s manufacturing operations achieved noticeable scale improvements in 2007, with wafer production increasing in excess of 20 percent over fiscal 2006. The company’s cost of goods sold per megabit decreased in the fourth quarter of fiscal 2007 compared to the third quarter by approximately 10 percent and 40 percent for DRAM and NAND Flash memory products, respectively. These cost reductions were achieved through improved manufacturing efficiencies and the production of significantly more NAND Flash wafers.

During the fourth quarter of fiscal 2007, the company began executing initiatives to drive greater cost efficiency and revenue growth. The company recorded a restructure charge in the fourth quarter of $19 million comprised primarily of employee severance and related costs resulting from a reduction in the company’s workforce in the quarter. The company continues to pursue opportunities to lower its overhead costs through the utilization of partnerships and other outside relationships. Selling, general and administrative expenses in the fourth quarter include increased costs associated with the company’s outstanding legal matters.

The company had capital expenditures of approximately $850 million and $4 billion, including expenditures by our joint ventures during the fourth quarter and 2007 fiscal year, respectively, and ended the fiscal year with cash and investment balances of $2.6 billion.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s Web site until October 2, 2008. A taped audio replay of the conference call will also be available at (973) 341-3080 (conference number: 9266785) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on October 9, 2007.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 30,	May 31,	Aug. 31,	Aug. 30,	Aug. 31,
	2007	2007	2006	2007	2006

Net sales	$1,437	$1,294	$1,373	$5,688	$5,272
Cost of goods sold (1)	1,264	1,188	1,049	4,610	4,072
Gross margin	173	106	324	1,078	1,200

Selling, general and administrative	143	134	144	610	460
Research and development	184	195	163	805	656
Other operating (income) expense (2)	(12)	(28)	(36)	(76)	(266)
Restructure (3)	19	--	--	19	--
Operating income (loss)	(161)	(195)	53	(280)	350

Interest income (expense), net	15	17	36	103	76
Other non-operating income (expense)	--	1	3	9	7
Income tax (provision) (4)	(6)	(9)	(4)	(30)	(18)
Noncontrolling interests in net income	(6)	(39)	(24)	(122)	(7)
Net income (loss)	$(158)	$(225)	$64	$(320)	$408

Earnings (loss) per share:
Basic	$(0.21)	$(0.29)	$0.09	$(0.42)	$0.59
Diluted	(0.21)	(0.29)	0.08	(0.42)	0.57

Number of shares used in per share calculations:
Basic	770.9	769.9	746.5	769.1	691.7
Diluted	770.9	769.9	759.5	769.1	725.1

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Aug. 30,	May 31,	Aug. 31,
	2007	2007	2006
Cash and short-term investments	$2,616	$2,920	$3,079
Receivables	994	839	956
Inventories	1,532	1,449	963
Total current assets	5,234	5,287	5,101
Property, plant and equipment, net	8,279	7,866	5,888
Goodwill	515	514	502
Total assets	14,818	14,417	12,221

Accounts payable and accrued expenses	1,385	1,245	1,319
Current portion of long-term debt	423	411	166
Total current liabilities	2,026	1,857	1,661
Long-term debt (5)	1,987	1,913	405
Noncontrolling interests in subsidiaries (6)	2,607	2,327	1,568
Total shareholders’ equity	7,752	7,887	8,114

	Year Ended
	Aug. 30,	Aug. 31,
	2007	2006
Net cash provided by operating activities	$937	$2,019
Net cash used for investing activities	(2,391)	(1,756)
Net cash provided by financing activities	2,215	644

Depreciation and amortization	1,718	1,281
Expenditures for property, plant and equipment	(3,603)	(1,365)
Cash received from noncontrolling interests	1,249	984
Payments on equipment purchase contracts	(487)	(209)

Noncash equipment acquisitions on contracts payable and capital leases	1,010	326

(1)
The results for the fourth quarter include a charge of $20 million to write down the carrying value of work in process and finished goods inventories of memory products to their estimated fair market values.

(2)
Other operating (income) expense for the fourth quarter of fiscal 2007 includes $18 million from gains on disposals of semiconductor equipment and losses of $11 million from changes in currency exchange rates.  Other operating income for the third quarter of fiscal 2007 includes $15 million from gains on disposals of semiconductor equipment and $7 million in grants received in connection with the Company’s operations in China.  Other operating income for the fourth quarter and for fiscal 2006 includes $16 million and $23 million, respectively, from the extension of an economic development agreement in Lehi allowing the Company to recover amounts relating to certain investments in the Company’s Lehi facility.  Other operating income for fiscal 2006 includes $230 million of net proceeds from Intel Corporation from the sale of the Company’s existing NAND Flash memory designs and certain related technology to Intel net of amounts paid by the Company for a perpetual, paid-up license to use and modify such designs.

(3)
In the fourth quarter of fiscal 2007, the Company announced it was pursuing a number of initiatives to drive greater cost efficiencies and revenue growth across its operations.  During the fourth quarter, the Company recorded a restructure charge of $19 million consisting primarily of employee severance and related costs resulting from a reduction in the Company’s workforce of approximately 1,000 employees in the quarter.  At the end of the fourth quarter of fiscal 2007, liabilities for unpaid portions of the restructure charge were approximately $5 million.

(4)
Income taxes for 2007 and 2006 primarily reflect taxes on the Company’s non-U.S. operations and U.S. alternative minimum tax.  The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations.  The benefit in 2007 and provision in 2006 for taxes on U.S. operations was substantially offset by changes in the valuation allowance.  As of August 30, 2007, the Company had aggregate U.S. tax net operating loss carryforwards of $2.2 billion and unused U.S. tax credit carryforwards of $202 million.  The Company also has unused state tax net operating loss carryforwards of $1.5 billion and unused state tax credits of $169 million at the same date.  Substantially all of the net operating loss carryforwards expire in 2022 to 2027 and substantially all of the tax credit carryforwards expire in 2013 to 2027.

(5)
In the fourth quarter and for fiscal 2007, the Company received $96 million and $454 million, respectively, in proceeds from equipment financing arrangements payable in periodic installments over the next five years.

In May 2007, the Company issued $1.3 billion of 1.875% Convertible Senior Notes due June 1, 2014 (the “Senior Notes”).  The issuance costs associated with the Senior Notes totaled $26 million.  Holders of the Senior Notes may convert all or some of their Senior Notes at any time prior to maturity, unless previously redeemed or repurchased, into the Company’s common stock at a conversion rate of 70.2679 shares for each $1,000 principal amount of Senior Notes.  This conversion rate is equivalent to a conversion price of approximately $14.23 per share.  The Company may redeem the Senior Notes at any time after June 6, 2011, at par if the trading price of the Company’s common stock is at least 130% of the conversion price for a specified period of time.

In connection with the offering of the Senior Notes, the Company also entered into three capped call transactions (the “Capped Calls”).  The Capped Calls each have an initial strike price of approximately $14.23 per share, subject to certain adjustments, which matches the initial conversion price of the Senior Notes.  The Capped Calls are in three equal tranches; have cap prices of $17.25, $20.13 and $23.00 per share; and cover, subject to anti-dilution adjustments similar to those contained in the Senior Notes, an approximate combined total of 91.3 million shares of common stock.  The Capped Calls are intended to reduce the potential dilution upon conversion of the Senior Notes.  Settlement of the Capped Calls in cash on their respective expiration dates would result in the Company receiving an amount ranging from zero if the market price per share of the Company’s common stock is at or below $14.23 to a maximum of $538 million.  The Company paid approximately $151 million to purchase the Capped Calls.  The Capped Calls expire on various dates between November 2011 and December 2012.  The Capped Calls are considered capital transactions and the related cost was recorded as a charge to additional capital.

(6)
Effective March 30, 2007, the Company acquired all of the shares of TECH Semiconductor Singapore Pte. Ltd. (“TECH”) common stock held by the Singapore Economic Development Board for $290 million, of which $216 million was outstanding as of August 30, 2007, payable through December 2007.  As a result of the acquisition, the Company’s ownership interest in TECH increased from 43% to 73%.